As filed with the Securities and Exchange Commission on June 3, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2953275
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

250 Oak Ridge Road, Oak Ridge, New Jersey 07438

(Address of principal executive offices; zip code)

Somerset Hills Bancorp 1998 Combined Stock Option Plan

Somerset Hills Bancorp 2001 Combined Stock Option Plan

Somerset Hills Bancorp 2007 Equity Incentive Plan

Somerset Hills Bancorp 2012 Equity Incentive Plan

(Full title of the plans)

Thomas J. Shara

President and Chief Executive Officer

Lakeland Bancorp, Inc.

250 Oak Ridge Road, Oak Ridge, New Jersey 07438

(973) 697-2000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Timothy J. Matteson, Esq.	Peter H. Ehrenberg, Esq.
Executive Vice President, General Counsel	Laura R. Kuntz, Esq.
and Corporate Secretary	Lowenstein Sandler LLP
Lakeland Bancorp, Inc.	65 Livingston Avenue
250 Oak Ridge Road	Roseland, New Jersey 07068
Oak Ridge, New Jersey 07438	(973) 597-2500
(973) 697-2000

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, no par value	376,372 shares(1)(2)	$10.105	$3,803,239.06	$519

(1)	Represents 376,372 shares of common stock, no par value (“Lakeland Common Stock”), of Lakeland Bancorp, Inc. (the “Registrant”), which may be issued and sold pursuant to certain replacement options to purchase Lakeland Common Stock (the “New Stock Options”). As of the effective time of the merger (the “Merger”) of Somerset Hills Bancorp (“Somerset Hills”) with and into the Registrant, all previously-outstanding options to purchase shares of Somerset Hills common stock previously issued pursuant to the Somerset Hills Bancorp 1998 Combined Stock Option Plan, the Somerset Hills Bancorp 2001 Combined Stock Option Plan, the Somerset Hills Bancorp 2007 Equity Incentive Plan and the Somerset Hills Bancorp 2012 Equity Incentive Plan (“Old Stock Options”), were automatically converted into the New Stock Options. The New Stock Options are identical to the Old Stock Options in all material respects, except that (i) upon exercise of the New Stock Options, the optionholder will receive Lakeland Common Stock rather than Somerset Hills common stock, (ii) the number of shares of Lakeland Common Stock covered by each New Stock Option is equal to the number of shares of Somerset Hills common stock covered by the corresponding Old Stock Option multiplied by 1.1962, the exchange ratio in the Merger (the “Exchange Ratio”) (rounded up or down to the nearest whole share, with .50 being rounded down), (iii) the exercise price of each New Stock Option is equal to the exercise price of the corresponding Old Stock Option divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up) and (iv) the committee that administers the plans by which such New Stock Options are governed is the Compensation Committee of the Board of Directors of the Registrant.
(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Lakeland Common Stock as may be issuable pursuant to the anti-dilution provisions of the above-mentioned New Stock Options as a result of any equity restructuring or change in capitalization of the Registrant, including, but not limited to, spin-offs, stock dividends, large non-recurring dividends, rights offerings, stock splits or similar transactions.
(3)	Estimated, in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices for a share of Lakeland Common Stock as reported on the NASDAQ Global Select Market on May 30, 2013, which is within five business days prior to the date of this Registration Statement.

EXPLANATORY NOTE

Lakeland Bancorp, Inc. (the “Registrant”) is filing this Registration Statement to register the 376,372 shares of the Registrant’s common stock, no par value (“Lakeland Common Stock”), which may be issued and sold pursuant to certain replacement options to purchase Lakeland Common Stock (the “New Stock Options”) resulting from the merger (the “Merger”) of Somerset Hills Bancorp (“Somerset Hills”) with and into the Registrant. Pursuant to the Agreement and Plan of Merger, dated as of January 28, 2013, by and between the Registrant and Somerset Hills, as of the effective time of the Merger, all previously-outstanding options to purchase shares of Somerset Hills common stock previously issued pursuant to the Somerset Hills Bancorp 1998 Combined Stock Option Plan, the Somerset Hills Bancorp 2001 Combined Stock Option Plan, the Somerset Hills Bancorp 2007 Equity Incentive Plan and the Somerset Hills Bancorp 2012 Equity Incentive Plan (“Old Stock Options”), were automatically converted into the New Stock Options. The New Stock Options are identical to the Old Stock Options in all material respects, except that (i) upon exercise of the New Stock Options, the optionholder will receive Lakeland Common Stock rather than Somerset Hills common stock, (ii) the number of shares of Lakeland Common Stock covered by each New Stock Option is equal to the number of shares of Somerset Hills common stock covered by the corresponding Old Stock Option multiplied by 1.1962, the exchange ratio in the Merger (the “Exchange Ratio”) (rounded up or down to the nearest whole share, with .50 being rounded down), (iii) the exercise price of each New Stock Option is equal to the exercise price of the corresponding Old Stock Option divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up) and (iv) the committee that administers the plans by which such New Stock Options are governed is the Compensation Committee of the Board of Directors of the Registrant. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Lakeland Common Stock as may be issuable pursuant to the anti-dilution provisions of the New Stock Options as a result of any equity restructuring or change in capitalization of the Registrant, including, but not limited to, spin-offs, stock dividends, large non-recurring dividends, rights offerings, stock splits or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be provided to holders of options issued pursuant to the Somerset Hills Bancorp 1998 Combined Stock Option Plan, the Somerset Hills Bancorp 2001 Combined Stock Option Plan, the Somerset Hills Bancorp 2007 Equity Incentive Plan and the Somerset Hills Bancorp 2012 Equity Incentive Plan, respectively, pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The SEC allows us to “incorporate by reference” information into this Registration Statement. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. The information we incorporate by reference is considered to be part of this Registration Statement and will automatically be updated and superseded by information that we later file with the SEC. We hereby incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. In addition, we also incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•

our Current Reports on Form 8-K filed on January 24, 2013, January 29, 2013, February 7, 2013, April 18, 2013, April 29, 2013 and May 7, 2013, May 9, 2013, May 14, 2013, May 20, 2013 and May 31, 2013 (except for such information that is deemed furnished and not filed in accordance with SEC rules); and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 18, 2000 (including any amendment or report filed with the SEC for the purpose of updating this description).

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, a “corporate agent” means any person who is or was a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise.

Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith.

Subsection (5) of Section 3-5 provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empowers counsel to make the determination; or (c) the shareholders.

Subsection (8) of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt by the corporate agent of an improper personal benefit.

Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

The Registrant’s Restated Certificate of Incorporation, as amended, contains the following provision:

“A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any expenses incurred by a director or officer of the corporation in connection with a proceeding involving the director or officer may be paid by the corporation in advance of final disposition of the proceeding, provided the director or officer undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.”

The Registrant’s Bylaws contain the following provisions regarding indemnification:

“Any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, in which any of them shall have been made a party by reason of a person being or having been a director, officer, or employee of the Corporation or of any firm, corporation, or organization which that person served in any such capacity at the request of the Corporation; provided, that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further, that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such a person and his or her heirs, executors, or administrators may be entitled as a matter of law.

“The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers, and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all Directors, officers, or employee.”

The Registrant currently maintains directors’ and officers’ liability coverage which will insure the Registrant’s directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Registrant’s Restated Certificate of Incorporation, dated May 19, 2005, including Certificate of Amendment dated February 4, 2009 to Registrant’s Restated Certificate of Incorporation, is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on February 9, 2009.

4.2	Certificate of Amendment, dated January 29, 2009, to Registrant’s Restated Certificate of Incorporation, is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2009.

4.3	Certificate of Amendment, dated May 8, 2013, to Registrant’s Restated Certificate of Incorporation, is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on May 14, 2013.

4.4	Registrant’s Amended and Restated Bylaws are incorporated by reference to Exhibit 3.2 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012.

4.5	Somerset Hills Bancorp 1998 Combined Stock Option Plan.

4.6	Somerset Hills Bancorp 2001 Combined Stock Option Plan.

4.7	Somerset Hills Bancorp 2007 Equity Incentive Plan.

4.8	Somerset Hills Bancorp 2012 Equity Incentive Plan.

5.1	Opinion of Lowenstein Sandler LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.1).

24.1	Power of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Oak Ridge, State of New Jersey, on the 3rd day of June, 2013

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
Thomas J. Shara
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas J. Shara Thomas J. Shara	Director, President and Chief Executive Officer (Principal Executive Officer)	June 3, 2013

/s/ Joseph F. Hurley* Joseph F. Hurley	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2013

/s/ Bruce D. Bohuny* Bruce D. Bohuny	Director	June 3, 2013

/s/ Roger Bosma* Roger Bosma	Director	June 3, 2013

/s/ Mary Ann Deacon* Mary Ann Deacon	Director	June 3, 2013

/s/ Brian Flynn* Brian Flynn	Director	June 3, 2013

/s/ Mark J. Fredericks* Mark J. Fredericks	Director	June 3, 2013

/s/ Janeth C. Hendershot* Janeth C. Hendershot	Director	June 3, 2013

/s/ Robert E. McCracken* Robert E. McCracken	Director	June 3, 2013

/s/ Robert B. Nicholson III* Robert B. Nicholson III	Director	June 3, 2013

/s/ Joseph P. O’Dowd* Joseph P. O’Dowd	Director	June 3, 2013

/s/ Stephen R. Tilton, Sr.* Stephen R. Tilton, Sr.	Director	June 3, 2013

*By:	/s/ Thomas J. Shara
Thomas J. Shara
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Registrant’s Restated Certificate of Incorporation, dated May 19, 2005, including Certificate of Amendment dated February 4, 2009 to Registrant’s Restated Certificate of Incorporation, is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on February 9, 2009.

4.2	Certificate of Amendment, dated January 29, 2009, to Registrant’s Restated Certificate of Incorporation, is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2009.

4.3	Certificate of Amendment, dated May 8, 2013, to Registrant’s Restated Certificate of Incorporation, is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on May 14, 2013.

4.4	Registrant’s Amended and Restated Bylaws are incorporated by reference to Exhibit 3.2 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012.

4.5	Somerset Hills Bancorp 1998 Combined Stock Option Plan.

4.6	Somerset Hills Bancorp 2001 Combined Stock Option Plan.

4.7	Somerset Hills Bancorp 2007 Equity Incentive Plan.

4.8	Somerset Hills Bancorp 2012 Equity Incentive Plan.

5.1	Opinion of Lowenstein Sandler LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.1).

24.1	Power of Attorney.